Exhibit 4.4

AMENDMENT TO

STOCKHOLDER PROTECTION RIGHTS AGREEMENT

AMENDMENT (the “Amendment”), dated as of June 27, 2003, to the Stockholder Protection Rights Agreement, dated as of January 16, 1996 (as amended, the “Rights Agreement”), between New York Community Bancorp, Inc., a Delaware corporation (the “Company”), and Registrar and Transfer Company, as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

WHEREAS, Roslyn Bancorp, Inc., a Delaware corporation (“Roslyn”) and the Company contemplate entering into an Agreement and Plan of Merger (the “Plan”) pursuant to which Roslyn will merge with and into the Company (the “Merger”). The Board of Directors of the Company has approved the Plan.

WHEREAS, in connection with the Plan, Roslyn and the Company contemplate entering into a stock option agreement (the “Roslyn Stock Option Agreement”) pursuant to which the Company will grant to Roslyn an option to purchase shares of the Company’s common stock, par value $0.01 per share, on the terms and subject to the conditions set forth in the Roslyn Stock Option Agreement. The Board of Directors of the Company has approved the Roslyn Stock Option Agreement.

WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement.

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

Accordingly, the parties agree as follows:

A.    Amendment of Section 1.1.    Section 1.1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

“Roslyn” means Roslyn Bancorp, Inc., a Delaware corporation.

“Roslyn Merger” shall mean the “Merger” as such term is defined in the Roslyn Plan.

“Roslyn Plan” shall mean the Agreement and Plan of Merger, dated as of June 27, 2003, by and between the Company and Roslyn, as it may be amended from time to time.

“Roslyn Stock Option Agreement” shall have the meaning set forth in the Roslyn Plan.

B.    Amendment of the definition of “Acquiring Person”.    The definition of “Acquiring Person” in Section 1.1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, Roslyn shall not be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Roslyn Plan or the Roslyn Stock Option Agreement, (ii) the consummation of the Roslyn Merger or (iii) the consummation of any other transaction contemplated in the Roslyn Plan or the Roslyn Stock Option Agreement.”

C.    Amendment of the definition of “Stock Acquisition Date”.    The definition of “Stock Acquisition Date” in Section 1.1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of (i) the execution of the Roslyn Plan or the Roslyn Stock Option Agreement, (ii) the consummation of the Roslyn Merger, or (iii) the consummation of any other transaction contemplated in the Roslyn Plan or the Roslyn Stock Option Agreement.”

D.    Amendment of definition of “Flip-in Date”.    The definition of “Flip-in Date” in Section 1.1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Flip-in Date shall not be deemed to have occurred solely as the result of (i) the execution of the Roslyn Plan or the Roslyn Stock Option Agreement, (ii) the consummation of the Roslyn Merger, or (iii) the consummation of any other

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transaction contemplated in the Roslyn Plan or the Roslyn Stock Option Agreement.”

E.    Amendment of Section 2.3.    Section 2.3 of the Rights Agreement is amended to add the following sentence at the end thereof as Section 2.3(i):

“Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of the execution of the Roslyn Plan or the Roslyn Stock Option Agreement or by virtue of any of the transactions contemplated by the Roslyn Plan or the Roslyn Stock Option Agreement.”

F.    Effectiveness.    This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

G.    Miscellaneous.    This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:			NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ MARK A. RICCA		By:	/s/ JOSEPH R. FICALORA
	Name:	Mark A. Ricca		Name:	Joseph R. Ficalora
	Title:	Executive Vice President, General Counsel and Secretary		Title:	President and Chief Executive Officer

Attest:			REGISTRAR AND TRANSFER COMPANY

By:	/s/ DIANE SAYEK		By:	/s/ WILLIAM P. TATLER
	Name:	Diane Sayek		Name:	William P. Tatler
	Title:	Vice President		Title:	Vice President

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